Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-121940, 333-102765, 333-102764 and 333-85194) of Carmike Cinemas, Inc. of our report dated August 3, 2006 relating to the financial statements, which appears in the Form 10-K for the year ended December 31, 2006.

PricewaterhouseCoopers LLP

Atlanta, Georgia

March 15, 2007